EXHIBIT 10.1

STOCKHOLDERS AGREEMENT
Dated as of March 19, 2013
by and among
CHARTER COMMUNICATIONS, INC.
and
LIBERTY MEDIA CORPORATION

TABLE OF CONTENTS
Page
Article I DEFINITIONS....................................................................................................................................................1

Section 1.1	Definitions..............................................................................................................................1

Section 1.2	General Interpretive Principles...............................................................................................6
Article II GOVERNANCE................................................................................................................................................6

Section 2.1	Election and Appointment. .....................................................................................................6

Section 2.2	Expenses and Fees; Indemnification.......................................................................................9

Section 2.3	Committees.............................................................................................................................9
Article III STANDSTILL, ACQUISITIONS OF SECURITIES AND OTHER MATTERS...........................................10

Section 3.1	Limitation on Share Ownership.............................................................................................10

Section 3.2	Standstill................................................................................................................................11

Section 3.3	Permitted Actions ..................................................................................................................12

Section 3.4	Distribution Transaction and Third Party Transfers..............................................................13

Section 3.5	Company Cooperation; Company Deliverables....................................................................14
Article IV REPRESENTATIONS AND WARRANTIES.................................................................................................15

Section 4.1	Representations and Warranties of the Company..................................................................15

Section 4.2	Representations and Warranties of Investor...........................................................................15

Article V TERMINATION	...............................................................................................................................................16

Section 5.1	Termination...........................................................................................................................16

Section 5.2	Effect of Termination; Survival............................................................................................16
Article VI MISCELLANEOUS.......................................................................................................................................17

Section 6.1	Amendment and Modification..............................................................................................17

Section 6.2	Assignment; No Third-Party Beneficiaries...........................................................................17

Section 6.3	Binding Effect; Entire Agreement.........................................................................................17

Section 6.4	Severability............................................................................................................................17

Section 6.5	Notices and Addresses...........................................................................................................17

Section 6.6	Governing Law......................................................................................................................18

Section 6.7	Headings................................................................................................................................18

Section 6.8	Counterparts..........................................................................................................................19

Section 6.9	Further Assurances................................................................................................................19

Section 6.10	Remedies...............................................................................................................................19

Section 6.11	Jurisdiction and Venue...........................................................................................................19

Section 6.12	Adjustments..........................................................................................................................20

STOCKHOLDERS AGREEMENT
THIS STOCKHOLDERS AGREEMENT, dated as of March 19, 2013 (this “Agreement”), by and among Charter Communications, Inc., a Delaware corporation (the “Company”), and Liberty Media Corporation, a Delaware corporation (the “Investor”).
RECITALS:
A.Simultaneously with the execution hereof, Investor, the funds affiliated with Apollo Global Management, LLC (the “Apollo Sellers”), the funds affiliated with Oaktree Capital Management, L.P. (the “Oaktree Sellers”), and the funds affiliated with Crestview Partners (the “Crestview Sellers” and, collectively with the Apollo Sellers and Oaktree Sellers, the “Sellers”) are entering into that certain Stock Purchase Agreement, dated as of March 19, 2013 (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions thereof, the Investor will purchase 26,858,577 shares of Class A common stock, par value $0.001 per share (the “Common Stock”), 947,094 warrants to purchase Common Stock with an exercise price of $46.86 and 136,202 warrants to purchase Common Stock with an exercise price of $51.28 (collectively, the “Warrants”) (the Warrants and Common Stock, collectively the “Purchased Interests”) held by the Sellers.

B.In connection with the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), each of the current directors of the Company set forth on Schedule 1 (collectively, the “Seller Designees”) has delivered (or will deliver) to the Company his resignation as a director of the Company, subject to and effective upon the Closing.

C.Prior to the execution of this Agreement and the Purchase Agreement, the Board of Directors of the Company (the “Board”), at the Investor's request, and for good and valuable consideration as provided herein, duly adopted a resolution in the form attached hereto as Exhibit A, and in connection with the Investor's purchase of the Purchased Interests, the Investor has requested, among other things, that the Company (i) appoint the Investor Designees as Directors of the Company to fill the vacancies created by the resignation of the Seller Designees and nominate or re-nominate the Investor Designees or other Persons as Directors, and (ii) agree to certain other matters in connection with the operation of the Board.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

SECTION 1.1    Definitions. The following terms shall have the meanings ascribed to them below:
“Apollo Sellers” has the meaning set forth in the preamble to this Agreement.

“Advance Notice Window” means the period under which the Company's stockholders may deliver notice for director nominations for election to the Board pursuant to the Company's amended and restated bylaws, as in effect from time to time.
“Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act. Notwithstanding anything to the contrary set forth in this Agreement, the Company and its Affiliates (other than the Liberty Parties) shall not be deemed to be Affiliates of the Liberty Parties.
“Agreement” means this Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.
“Annual Termination Window” means the period beginning upon the fifth (5th) Business Day and continuing through the tenth (10th) Business Day of (x) January 2016, in the case of Section 3.3(a), and (y) January 2017, and for each year thereafter; provided, however, that if the applicable Annual Termination Window does not fall entirely within the Advance Notice Window, then the applicable Annual Termination Window dates shall be adjusted such that the last Business Day of the applicable Annual Termination Window in any year will be no less than five (5) Business Days prior to the final day of the Advance Notice Window.
“Approved Designee” is each of John C. Malone and Gregory B. Maffei or any person who succeeds Mr. Maffei as Chief Executive Officer of the Investor.
“Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without limitation by the 60-day provision in paragraph (d)(1)(i) thereof). The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.
“Board” or “Board of Directors” has the meaning set forth in the recitals to this Agreement.
“Board Designation Expiration Date” means the earlier of (i) the date on which the Investor Percentage Interest is less than 5%, (ii) the date on which this Agreement is validly terminated pursuant to Article V of this Agreement, and (iii) the date Company delivers written notice to the Investor, if any, during the Annual Termination Window during 2016 that the Company and the Board of Directors, including the Nominating and Corporate Governance Committee, have determined not to include each Investor Designee designated in accordance with Section 2.1(b) in management's slate of nominees for election as a Director at the 2016 Election Meeting.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Cap” means 35%; provided, however, that the Cap shall increase to 39.99% on the fifth Business Day of January 2016.
“Crestview Sellers” has the meaning set forth in the preamble to this Agreement.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.
“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the then current stockholders of the Company fail to own, directly or indirectly, at least Majority Voting Power; (c) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power (other than (i) a reincorporation or similar corporate transaction in which the Company's stockholders own, immediately thereafter, interests in the new parent company in essentially the same percentage as they owned in the Company immediately prior to such transaction, or (ii) a transaction described in clause (b) (such as a triangular merger) in which the threshold in clause (b) is not passed) or (d) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement.
“Closing” has the meaning set forth in the recitals of this Agreement.
“Closing Date” means the date on which the Closing occurs.
“Company” has the meaning set forth in the preamble of this Agreement.
“Company Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.
“Director” means a director of the Company.
“Distribution Transaction” involving any person that Beneficially Owns all or substantially all of the Voting Securities of the Company owned by the Liberty Parties (for purposes of this defined term excluding clause (ii) of the definition of Liberty Parties) immediately prior to the Distribution Transaction means any transaction pursuant to which the equity interests of (i) such person or (ii) any person that directly or indirectly owns a majority of the equity interests of such person are distributed (whether by redemption, dividend, share distribution, merger or otherwise) to all the holders of one or more classes or series of the common stock of the applicable Parent Company, which classes or series of common stock are registered under Section 12(b) or 12(g) of the Exchange Act (all the holders of one or more such classes or series, “Parent Company Holders”), on a pro rata basis with respect to each such class or series, or such equity interests of such person are made available to be acquired by Parent Company Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to Parent Company Holders), on a pro rata basis with respect to each such class or series, whether voluntary or involuntary.
“DGCL” has the meaning set forth in the recitals of this Agreement.

“Election Meeting” has the meaning set forth in Section 2.1(b), except that such term shall exclude the Company's 2013 annual meeting of shareholders.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.
“Investor” has the meaning set forth in the preamble of this Agreement; provided that from and after the date of any Distribution Transaction, “Investor” will refer solely to the Qualified Distribution Transferee with respect to such Distribution Transaction; and provided further that in no event shall there be more than one Investor at any one time.
“Investor Designees” mean the Persons named on Schedule 2 or any Replacement thereof, subject to the terms of Section 2.1.
“Investor Director” means a Director named pursuant to Section 2.1(a) or any other Director designated for nomination by the Investor and elected or appointed pursuant to the provisions of Section 2.1.
“Investor Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are Beneficially Owned by the Investor and (ii) the sum of (x) the number of all outstanding Voting Securities and (y) any Voting Securities included in clause (i) that are issuable upon conversion, exchange or exercise of any equity security of the Company not included in clause (x).
“Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.
“Liberty Parties” means (i) the Investor, (ii) any Qualified Distribution Transferee, and (iii) each Affiliate of any of the foregoing, until such time as such person is not an Affiliate of the Investor and/or any Qualified Distribution Transferee.
“Majority Voting Power” of the Company shall mean a majority of the ordinary voting power in the election of directors of all the outstanding Voting Securities of the Company.
“Oaktree Sellers” has the meaning set forth in the preamble to this Agreement.
“Options” means options to subscribe for, purchase or otherwise directly acquire Company Common Stock.
“Other Director” means a Director who is not an Investor Director.

“Parent Company” means the publicly traded person that Beneficially Owns, through an unbroken chain of majority-owned subsidiaries, the person having record ownership of the Voting Securities of the Company. For purposes of this definition, the term “publicly traded” means that the Person in question (x) has a class or series of equity securities registered under Section 12(b) or 12(g) of the Exchange Act or (y) is required to file reports pursuant to Section 15(d) of the Exchange Act.
“Permitted Acquisition” has the meaning set forth in Section 3.1.
“Person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.
“Purchase Agreement” has the meaning set forth in the recitals of this Agreement.
“Purchased Interests” has the meaning set forth in the recitals of this Agreement.
“Qualified Distribution Transferee” means any person that meets the following conditions: (i) at the time of any transfer to it of Voting Securities, it is an Affiliate of Investor, (ii) thereafter, by reason of a Distribution Transaction, it ceases to be an Affiliate of Investor, and (iii) prior to such transfer, it executes and delivers to the Company a written agreement reasonably satisfactory to the Company to be bound by, and entitled to the benefits of, this Agreement, prospectively, as contemplated by Section 3.4(a) of this Agreement.
“Qualifying Transfer” has the meaning set forth in Section 3.4(b).
“Qualifying Transferee” has the meaning set forth in Section 3.4(b).
“Representatives” means, with respect to a party, its and its Affiliates' respective directors, officers, employees and agents.
“Replacement” has the meaning set forth in Section 2.1(e).
“Resignation” means the resignation as a director of the Company of each of the Seller Designees delivered to the Company on or prior to the Closing Date, subject to and effective upon the Closing.
“SEC” means the U.S. Securities and Exchange Commission.
“Seller Designee” has the meaning set forth in the recitals of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sellers” has the meaning set forth in the recitals of this Agreement.
“Subsidiary” means, as to any Person, any other Person more than 50% of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

“Termination Effective Date” has the meaning set forth in Section 5.1(e).
“Termination Notice” means the written notice of termination by either party to the other party timely delivered on a date within an Annual Termination Window for 2017 or thereafter.
“Voting Securities” means the shares of Company Common Stock and any other securities of the Company entitled to vote generally for the election of Directors.
“Waiver” has the meaning set forth in Section 4.1(f).
“Warrants” has the meaning set forth in the recitals to the Agreement.
“13D Group” means any group of Persons (other than a group comprised solely of Liberty Parties) who, with respect to those acquiring, holding, voting or disposing of Company Common Stock would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.
SECTION 1.2    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the schedules and exhibits hereto), and references herein to Sections refer to Sections of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
ARTICLE II
GOVERNANCE
SECTION 2.1    Election and Appointment.

(a)    The Company shall cause the Board of Directors to appoint the Investor Designees as Directors on the Closing Date immediately subsequent to the effective time of the Resignations to fill the vacancies to be created by such Resignations.

(b)    From and after the date of the Closing, until the Board Designation Expiration Date, the manner of selecting nominees for election to the Board of Directors will be as follows:

(i)    In connection with each annual or special meeting of shareholders of the Company at which Directors are to be elected (each such annual or special meeting, an “Election Meeting”), the Investor shall have the right to designate for nomination (it being understood that such nomination will include any nomination of any incumbent Investor Director (or a Replacement) by the Board (upon the recommendation of the Nominating and Corporate Governance Committee)) a number of Investor Designees as follows: (i) if the Investor Percentage Interest is greater than or equal to 20%, four (4) Investor Designees; (ii) if the Investor Percentage Interest is less than 20% but greater than or equal to 15%, three (3) Investor Designees; (iii) if the Investor Percentage Interest is less than 15% but greater than or equal to 10%, two (2) Investor Designees; (iv) if the Investor Percentage Interest is less than 10% but greater than or equal to 5%, one (1) Investor Designee; and (v) if the Investor Percentage Interest is less than 5%, no Investor Designees. If the number of Directors on the Board is increased to more or decreased to less than eleven (11) Directors, then the number of Investor Designees that the Investor can designate for nomination by the Board shall be adjusted upward or downward (rounded to the nearest whole number), as the case may be, such that the proportional representation of the Investor Designees on the Board (assuming all Investor Designees are elected or re-elected to the Board) would be as similar as possible to the proportional representation of the Investor Designees on the Board if the number of Directors on the Board had remained the same.

(ii)    The Investor shall give written notice to the Nominating and Corporate Governance Committee of each such Investor Designee no later than the date that is sixty (60) days prior to the first anniversary of the date that the Company's annual proxy for the prior year was first mailed to the Company's stockholders; provided, however, that if the Investor fails to give such notice in a timely manner, then the Investor shall be deemed to have nominated the incumbent Investor Director or Investor Directors, as applicable, in a timely manner; provided, further, that if the number of incumbent Investor Directors is less than the number of Investor Designees the Investor is entitled to designate pursuant to clause (i) above, then the Company and the Investor shall use their respective reasonable best efforts to mutually agree on a designee or designees to satisfy the requirements of clause (i) above.

(iii)    Notwithstanding anything herein to the contrary in this Agreement, in no event shall the Investor have the right to designate pursuant to this Section 2.1 a number of Directors that, assuming the election or appointment, as applicable, of such designees, would result in the number of Investor Directors being equal to or greater than 50% of the total number of seats on the Board of Directors.

(c)    Subject to Section 2.1(f), the Company and the Board of Directors, including the Nominating and Corporate Governance Committee, shall cause each Investor Designee designated in accordance with Section 2.1(b) to be included in management's slate of nominees for election as a Director at each Election Meeting in 2014 and 2015.

(d)    The Company agrees to use reasonable best efforts to, and to use reasonable best efforts to cause the Board of Directors and the Nominating and Corporate

Governance Committee to, cause the election of each Investor Designee to the Board of Directors at each Election Meeting (including recommending that the Company's stockholders vote in favor of the election of each Investor Designee and otherwise supporting the Investor Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees).

(e)    If any Investor Designee (i) is unable to serve as a nominee for appointment on the Closing Date or for election as a Director or to serve as a Director, for any reason, (ii) is removed (upon death, resignation or otherwise) or fails to be elected at an Election Meeting solely as a result of such Investor Designee failing to receive a majority of the votes cast, or (iii) is to be substituted by the Investor (with the relevant Investor Designees' consent and resignation) for election at an Election Meeting, the Investor shall have the right to submit the name of a replacement for each such Investor Designee (each a “Replacement”) to the Company for its approval (such determination to be made in the sole discretion of the Company acting in good faith and consistent with the Company's nominating and governance practices (consistently applied) in effect from time to time) and who shall, if so approved, serve as the nominee for appointment upon the Closing Date or election as Director or serve as Director in accordance with the terms of this Section 2.1. For each proposed Replacement that is not approved by the Company, the Investor shall have the right to submit another proposed Replacement to the Company for its approval on the same basis as set forth in the immediately preceding sentence. The Investor shall have the right to continue submitting the name of a proposed Replacement to the Company for its approval until the Company approves that a Replacement may serve as a nominee for appointment upon the Closing Date or for election as Director or to serve as a Director whereupon such person is appointed as the Replacement. An Investor Designee shall, at the time of nomination and at all times thereafter until such individual's service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable Law or applicable stock exchange rules. The Company acknowledges that, as of the date of this Agreement, to the Company's knowledge, each of John Malone, Gregory Maffei, Nair Balan and Michael Huseby meets the standards set forth above.

(f)    Notwithstanding anything to the contrary in this Agreement neither the Nominating and Corporate Governance Committee, the Company nor the Board of Directors shall be under any obligation to appoint upon the Closing Date or nominate and recommend (i) a proposed Investor Designee (other than an Approved Designee) if, as determined in good faith by the majority of the Other Directors, service by such nominee as a Director would reasonably be expected to fail to meet the independence standard of any stock exchange on which the Voting Securities are listed or traded (including, for the avoidance of doubt, taking into account the position discussed in the first paragraph of IM-5605. Definition of Independence - Rule 5605(a)(2) of the Listing Rules of The Nasdaq Stock Market with respect to stock ownership by itself not precluding a finding of independence) or otherwise violate applicable Law, stock exchange rules or the Corporate Governance Guidelines of the Company (consistently applied), or (ii) an Approved Designee if, as determined in good faith by the majority of the Other Directors, service by such nominee as a Director would reasonably be expected to violate applicable Law or applicable stock exchange rules, and in each such case the Company shall provide the Investor with a reasonable opportunity to designate a Replacement.

(g)    The Investor shall promptly take all appropriate action to cause to resign from the Board, and shall vote any Voting Securities then held by the Investor in favor of removal of any Investor Director if, as determined in good faith by the majority of the Other Directors, service by such Investor Director as a Director would reasonably be expected to violate applicable Law or applicable stock exchange rules.

(h)    From and after the date of this Agreement, until the earlier of (x) the Board Designation Expiration Date and (y) the date this Agreement is validly terminated pursuant to Article V hereof, and so long as the Company is in compliance with Sections 2.1(c) and 2.3(a), the Investor agrees (i) to cause all Voting Securities held by the Investor or any of its Subsidiaries or over which the Investor or any of its Subsidiaries otherwise has voting discretion or control to be present at any shareholders' meeting at which Directors are elected or removed either in person or by proxy, (ii) to vote such Voting Securities Beneficially Owned by it or any of its Subsidiaries or over which the Investor or any of its Subsidiaries otherwise has voting discretion or control (A) in favor of all Director nominees nominated by the Nominating and Corporate Governance Committee (including the Investor Designees), (B) against any other nominees, and (C) against the removal of any Director (including any Other Director) if the Nominating and Corporate Governance Committee so recommends and (iv) not to take, alone or in concert with other Persons, any action to remove or oppose any Other Director or to seek to change the size or composition of the Board of Directors or otherwise seek to expand Investor's representation on the Board of Directors in a manner inconsistent with Section 2.1(b). As promptly as practicable following the record date for an Election Meeting or any annual or special meeting at which Directors are to be removed, the Investor shall provide the Company a proxy for purposes of effecting the immediately preceding sentence.

(i)    In any matter submitted to a vote of shareholders not subject to Section 2.1(g), the Investor may vote any or all of its Voting Securities in its sole discretion, subject to applicable Law.

SECTION 2.2    Expenses and Fees; Indemnification. The Company agrees to reimburse each Investor Designee elected to the Board for his reasonable expenses, consistent with the Company's policy for such reimbursement in effect from time to time, incurred attending meetings of the Board and/or any committee of the Board. No Investor Designee who is also a director or officer of the Investor shall be entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee Directors of the Company for their services as a Director, including any service on any committee of the Board. The Company shall indemnify, or provide for the indemnification of, including, subject to applicable Law, any rights to the advancement of fees and expenses, the Investor Designee and provide the Investor Designee with director and officer insurance to the same extent it indemnifies and provides insurance for the non-executive members of the Board of Directors.

SECTION 2.3    Committees.

(a)    Prior to the Closing, and subsequently in connection with each Election Meeting subject to Section 2.1(b), the Company and the Board of Directors agree to cause the appointment of an Investor Designee designated by the Investor to each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation and Benefits

Committee, provided that such Investor Designee meets the independence and other requirements under applicable Law, such committee's charter and applicable stock exchange rules for such committee. In the event the inability of an Investor Designee to serve on the Board as described in Section 2.1(e)(i) or (ii), as applicable, results in a vacancy on one of such committees, the Investor shall have the right to submit that the Replacement proposed pursuant to Section 2.1(e) be appointed to fill such committee vacancy, subject to the provisions of this Section 2.3. In the event an Investor Designee is removed by the Board from the committee on which such Investor Designee serves, the Investor shall have the right to submit the name of another Investor Designee to fill the committee vacancy as a result of such removal, subject to the provisions of this Section 2.3.

(b)    The Investor shall promptly take all appropriate action to cause to resign from any committee set forth in Section 2.3(a) any Investor Director if, as determined in good faith by a majority of the Other Directors, service by such Investor Director on such committee would reasonably be expected to violate applicable Law or applicable stock exchange rules.

ARTICLE III
STANDSTILL, ACQUISITIONS OF SECURITIES AND OTHER MATTERS

SECTION 3.1    Limitation on Share Ownership. From and after the date hereof, unless the Agreement is terminated pursuant to Section 5.1(a) or Section 5.1(d) or an exemption or waiver is otherwise approved by a majority of the Other Directors, the Investor will not, and will cause each of its controlled Affiliates not to, and will use reasonable best efforts to cause its Representatives not to, directly or indirectly, acquire (through Beneficial Ownership of or otherwise) any Voting Securities or other securities issued by the Company or any Subsidiary thereof that derives its value (in whole or in part) from any Voting Security or any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) other than (i) the delivery of the Purchased Interests and the receipt of shares of Company Common Stock upon exercise of any Warrants, (ii) the acquisition of shares of Company Common Stock or other securities of the Company as a result of any stock splits, stock dividends or other distributions or recapitalizations or similar offerings made available by the Company or any Subsidiary thereof to holders of Company Common Stock (or other equity securities of the Company), including rights offerings and distributions made generally to holders of Company Common Stock (or other equity securities of the Company) as a result of their ownership of Company Common Stock (or other equity securities of the Company) including pursuant to a shareholder rights plan or similar plan or agreement, (iii) the acquisition of any shares of Company Common Stock or other securities of the Company as a result of the exercise (or exchange) of any rights distributed by the Company pursuant to clause (ii) above; provided, that to the extent such exercise results in the Investor Percentage Interest exceeding the Cap, the Investor will not be entitled to vote (or cause the voting of) any such Voting Securities representing voting power in excess of the Cap until such time and to the extent as the Investor's Ownership Percentage does not exceed the Cap, (iv) the acquisition of shares of Company Common Stock, including rights, options or other derivative securities or contracts or instruments to acquire such ownership that derive their value (in whole or in part) from such securities that would not result in an increase of the Investor Percentage Interest in excess of the Cap, or (v) any acquisition of shares of Company Common Stock or other securities approved by a majority of the Other Directors (each acquisition listed in clauses (i) through (v), a “Permitted Acquisition”).

SECTION 3.2    Standstill. Except as provided in Section 3.3, or unless this Agreement is terminated pursuant to Article V, or unless otherwise approved, or an exemption or waiver is otherwise approved, by a majority of the Other Directors, the Investor will not, and will cause each of its controlled Affiliates not to, and will use reasonable best efforts to cause its Representatives not to, directly or indirectly:

(a)    engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under Exchange Act) or consents relating to the election of directors with respect to the Company, become a “participant” (as such term is defined under Regulation 14A under the Exchange Act) in any solicitation seeking to elect directors not nominated by the Board of Directors, or agree or announce an intention to vote with any Person undertaking a “solicitation”, or seek to advise or influence any Person or 13D Group with respect to the voting of any Voting Securities, in each case, with respect thereto, other than the Investor Designees;

(b)    deposit any Voting Securities in any voting trust or similar arrangement that would prevent or materially interfere with the Investor's right or ability to satisfy its obligations under this Agreement;

(c)    propose any matter for submission to a vote of shareholders of the Company or call or seek to call a meeting of the shareholders of the Company;

(d)    grant any proxies with respect to any Voting Securities of the Company to any Person (other than to a designated representative of the Company pursuant to a proxy statement of the Company);

(e)    form, join, encourage the formation of or engage in discussions relating to the formation of, or participate in a 13D Group with respect to Voting Securities of the Company;

(f)    take any action, alone or in concert with others, or make any public statement not approved by the Board of Directors, in each case, to seek to control or influence the management, Board of Directors or policies of the Company or any of its Subsidiaries other than, in each case, through participation on the Board and the applicable committees pursuant to Section 2.1 and 2.3 of this Agreement, respectively;

(g)    offer or propose to acquire or agree to acquire (or request permission to do so), whether by joining or participating in a 13D Group or otherwise, Beneficial Ownership of Voting Securities in excess of the Cap, except in accordance with Section 3.1;

(h)    enter into discussions, negotiations, arrangements or understandings with, or advise, assist or encourage any Person with respect to any of the actions prohibited by Section 3.1 or this Section 3.2;

(i)    publicly seek or publicly request permission to do any of the foregoing, publicly request to amend or waive any provision of this Section 3.2 (including this clause (i)), or publicly make or seek permission to make any public announcement with respect to any of the foregoing;

(j)    enter into any agreement, arrangement or understanding with respect to any of the foregoing; or

(k)    contest the validity or enforceability of the agreements contained in Section 3.1 or this Section 3.2 or seek a release of the restrictions contained in Section 3.1 or this Section 3.2 (whether by legal action or otherwise), other than in accordance with this Agreement;

provided, however, that nothing contained in this Section 3.2 shall limit, restrict or prohibit any non-public discussions with or communications or proposals to management or the Board by the Investor, its controlled Affiliates or Representatives relating to any of the foregoing.
SECTION 3.3    Permitted Actions

(a)    The restrictions set forth in Section 3.2 shall terminate upon the date the Company delivers written notice to the Investor during the Annual Termination Window for 2016 that the Company and the Board of Directors, including the Nominating and Corporate Governance Committee, have determined not to include each Investor Designee designated in accordance with Section 2.1(b) in management's slate of nominees for election as a Director at the 2016 Election Meeting.

(b)    The restrictions set forth in Section 3.2 shall not apply if any of the following occurs (provided, that, in the event any matter described in any of clauses (i) through (iii) of this Section 3.3(b) has occurred and resulted in the restrictions imposed under Section 3.2 ceasing to apply to the Investor, then, in the event the transaction related to such matter has not occurred within twelve (12) months of the date on which the Investor was released from such restrictions, then so long as such transaction is not being actively pursued at such time, the restrictions set forth in Section 3.2 shall thereafter resume and continue to apply in accordance with their terms):

(i)in the event that the Company enters into a definitive agreement for a merger, consolidation or other business combination transaction as a result of which the stockholders of the Company would own (including, but not limited to, Beneficial Ownership) Voting Securities of the resulting corporation having less than Majority Voting Power;

(ii)in the event that a tender offer or exchange offer for at least 50.1% of the Capital Stock of the Company is commenced by a third person (and not involving any breach of Section 3.2) which tender offer or exchange offer, if consummated, would result in a Change of Control, and either (1) the Board of Directors recommends that the stockholders of the Company tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within ten (10) Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or

(2) the Board of Directors later publicly recommends that the stockholders of the Company tender their shares in response to such offer; or

(iii)the Company solicits from one or more Persons or enters into discussions with one or more Persons regarding, a proposal (without similarly inviting the Investor to make a similar proposal) with respect to a merger of, or a business combination transaction involving, the Company, in each case without similarly soliciting a proposal from the Investor, or the Company makes a public announcement that it is seeking to sell itself and, in such event, such announcement is made with the approval of its Board of Directors; or

(iv)the Investor Percentage Interest is equal to or less than 5%.

SECTION 3.4    Distribution Transaction and Third Party Transfers.

(a)    In the event the Investor desires to effect a Distribution Transaction in which it will transfer Voting Securities to a Qualified Distribution Transferee (which transfer, for the avoidance of doubt, will be deemed to occur on the date such Qualified Distribution Transferee ceases to be an Affiliate of the Investor), the Company, the Investor and the Qualified Distribution Transferee will enter into an amendment to this Agreement on or prior to the date of consummation of such Distribution Transaction reasonably satisfactory to each such party to: (i) effective immediately prior to such Distribution Transaction (but subject to the consummation of the Distribution Transaction) assign all rights and obligations of the Investor under this Agreement (including its rights pursuant to Article II hereof) to the Qualified Distribution Transferee, (ii) have such Qualified Distribution Transferee agree to accept, as of immediately prior to the effective time of such Distribution Transaction (but subject to the consummation of the Distribution Transaction), such assignment of rights and agree to assume and perform all liabilities and obligations of the Investor hereunder to be performed following the effective time of such Distribution Transaction, (iii) effective immediately prior to such Distribution Transaction (but subject to the consummation of the Distribution Transaction) substitute such Qualified Distribution Transferee for the Investor for all purposes under this Agreement and (iv) provide for (x) a representation from the Investor that such amendment is being entered into in connection with a Distribution Transaction involving the Qualified Distribution Transferee pursuant to Section 3.4 of this Agreement, (y) the Investor's acknowledgement that it shall not be entitled to any benefits under this Agreement following such Distribution Transaction (including, for the avoidance of doubt, any benefits to the Investor prior to such Distribution Transaction arising from the Waiver or from Section 3.4(b)), and (z) the Investor's acknowledgement that the Company shall not be subject to any liability to the Investor under this Agreement following such Distribution Transaction (except for any liability arising from any breach of this Agreement by the Company or relating to any actions or events occurring, in each case, on or prior to the date of the Distribution Transaction). For the avoidance of doubt, in no event can (i) Liberty Media Corporation effect more than one Distribution Transaction and (ii) more than one Qualified Distribution Transferee be an Investor at any one time.

(b)    The Company and the Board of Directors agree not to adopt a stockholder rights plan or similar plan or agreement unless such plan by its terms exempts or, at the time of adoption of such plan the Company and the Board of Directors take action to exempt (x) any accumulation of Voting Securities by the Investor or a Qualified Distribution Transferee pursuant to a Distribution Transaction in compliance with Section 3.4(a) up to and including an Investor Percentage Interest that is less than or equal to 39.99%, and (y) in the event that the Investor transfers all or such portion of its Voting Securities in a single block to a third party transferee( such transfer a “Qualifying Transfer” and such third party transferee a “Qualifying Transferee”) such that the Investor holds less than 15% of the outstanding Voting Securities, any accumulation of Voting Securities by the Qualifying Transferee in the Qualifying Transfer up to and including an Investor Percentage Interest that is less than or equal to 35%; provided that for the avoidance of doubt, this clause (b) shall only be applicable for one occurrence of a single transfer to a third party transferee at a time.

SECTION 3.5    Company Cooperation; Company Deliverables.

(a)    The Company agrees to use its reasonable best efforts:

(i)    not to take any action or fail to take any action that would prevent or delay the Closing, other than to the extent the Board determines in good faith that such action or inaction, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law, as advised by counsel;

(ii)    prior to the Closing, other than any such provision that is in the Company's amended and restated certificate of incorporation in effect as of the date hereof and other than to the extent the Board determines in good faith that such action would reasonably be expected to be necessary to comply with its fiduciary duties to the Company's stockholders under applicable Law, as advised by counsel, not to take any action to adopt, approve or implement, any shareholder rights plan (as such term is commonly understood in connection with corporate transactions), any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” provision or any other similar plan, agreement or provision that would cause the Investor to incur or suffer a material economic detriment (including through disproportionate dilution, relative to other holders of Common Stock, of the Investor's equity or voting power or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Company in the form of a mandatory offer requirement or similar provision), or that would affect Investor's ability to continue to hold or acquire additional shares of Common Stock following the Closing or that would have an adverse effect on the membership on the Board of Directors by the Investor Designees; and

(iii)    to cooperate and provide reasonable assistance as reasonably requested by the Investor in connection with the Closing and to execute and deliver the Issuer Notification and Acknowledgement in the form attached hereto as Exhibit B.

(b)    At the Closing:

(i)    the Company shall deliver or cause to be delivered to the Investor a certificate, executed by the Secretary of the Company, certifying that (A) each of the representations and warranties contained in Section 4.1 shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date, in each case with the same effect as if then made, and (B) the Company has complied with its obligations under Section 2.1(a); and

(ii)    the Investor shall deliver or cause to be delivered to the Company a certificate, executed by the Secretary of the Investor, certifying that (A) each of the representations and warranties contained in Section 4.2 shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date, in each case with the same effect as if then made, and (B) the Investor has complied with its obligations under Section 3.1(a).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.1    Representations and Warranties of the Company. The Company represents and warrants to the Investor that:

(a)    the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)    the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby;

(c)    this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Investor, is enforceable against the Company in accordance with its terms;

(d)    neither the execution, delivery or performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company's amended and restated certificate of incorporation or amended and restated bylaws; and

(e)    prior to the execution of this Agreement, the Board has duly adopted a resolution in the form attached hereto as Exhibit A (the “Waiver”).

SECTION 4.2    Representations and Warranties of Investor. The Investor represents and warrants to the Company that:

(a)    it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out his or its obligations hereunder;

(b)    the execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated under the Purchase Agreement have been duly authorized by all necessary action on the part of the Investor and no other corporate proceedings on the part of the Investor are necessary to authorize this Agreement or any of the transactions contemplated under the Purchase Agreement;

(c)    this Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against the Investor in accordance with its terms; and

(d)    neither the execution, delivery or performance of this Agreement by the Investor constitutes a breach or violation of or conflicts with its restated certificate of incorporation or bylaws to which the Investor is a party.

ARTICLE V
TERMINATION

SECTION 5.1    Termination. Except as provided in Section 5.2 and other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate upon the occurrence of any of the following:

(a)    upon the mutual written agreement of the Company and the Investor;

(b)    by the Investor upon a material breach by the Company of any of the Company's representations, warranties, covenants or agreements contain herein and such breach shall not have been cured with ten (10) Business Days after written notice thereof shall have received by the Company;

(c)    by the Company upon a material breach by the Investor of any of the Investor's representations, warranties, covenants or agreements contain herein and such breach shall not have been cured with ten (10) Business Days after written notice thereof shall have received by the Investor;

(d)    upon termination of the Purchase Agreement prior to Closing; or

(e)    the date on which a valid Termination Notice is received by the non-terminating party (the “Termination Effective Date”).

SECTION 5.2    Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to Section 5.1, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder on the part of any party hereto; provided, however, that nothing contained in this Agreement (including this Section 5.2) shall relieve either party from liability for (i) any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or (ii) any willful and intentional breach of any covenant or agreement contained in this Agreement; provided, further, that upon the termination of this Agreement in accordance with Section 5.1, this Agreement shall thereafter be null and void, except that, in the event that such termination occurs in accordance with Section 5.1(b), 5.1(c) or 5.1(e), Sections 3.1 and 3.4 and Article VI shall survive any such termination indefinitely.

ARTICLE VI
MISCELLANEOUS

SECTION 6.1    Amendment and Modification. This Agreement may be amended, modified and supplemented, and any of the provisions contained herein may be waived, only by a written instrument signed by the Company and by the Investor. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

SECTION 6.2    Assignment; No Third-Party Beneficiaries. Except as provided under Section 3.4, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by either party without the prior written consent of the other party. Any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Except pursuant to Section 2.2, this Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

SECTION 6.3    Binding Effect; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior representations, agreements and understandings, written or oral, of any and every nature among them.

SECTION 6.4    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party.

SECTION 6.5    Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

If to the Company:
Charter Communications, Inc
400 Atlantic Street
Stamford, CT 06901
Attention:    Rick Dykhouse
Telephone:
Facsimile:
with a copy (which shall not constitute notice) to:
Kirkland and Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Thomas W. Christopher, Esq.
Christian Nagler, Esq.
Telephone:     (212) 446-4800
Facsimile:    (212) 446-6460
If to the Investor:
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention:    Richard Baer, Senior Vice President and General Counsel
Telephone:
Facsimile:
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
30 Rockefeller Plaza
44th Floor
New York, NY 10112
Attention:    Frederick H. McGrath, Esq.
Telephone:    (212) 408-2530
Facsimile:    (212) 259-2530
SECTION 6.6    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
SECTION 6.7    Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

SECTION 6.8    Counterparts. This Agreement may be executed via facsimile or pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

SECTION 6.9    Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.

SECTION 6.10    Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.

SECTION 6.11    Jurisdiction and Venue. The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 6.12    Adjustments. References to numbers of shares and to sums of money contained herein will be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

CHARTER COMMUNICATIONS, INC.
By /s/ Richard Dykhouse

Name:Rick Dykhouse
Title: Executive Vice President, General Counsel and Corporate Secretary

LIBERTY MEDIA CORPORATION
By /s/ Richard N. Baer

Name: Richard N. Baer
Title: Senior Vice President and General Counsel

[Signature Page to Stockholders Agreement]

Schedule 1
Seller Designees

SCHEDULE 2

Investor Designees

EXHIBIT A
Form of DGCL Section 203 Waiver Resolution

EXHIBIT B
Form of Issuer Notification and Acknowledgement

List of Omitted Schedules and Exhibits

The following schedules and exhibits to the Stockholders Agreement, dated as of March 19, 2013, by and between Charter Communications, Inc. and Liberty Media Corporation have not been provided herein:

Schedule 1: Seller Designees
Schedule 2: Investor Designees
Exhibit A: Form of DGCL Section 203 Waiver Resolution
Exhibit B: Form of Issuer Notification and Acknowledgement

The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.